  EXHIBIT 10.1

LINE OF CREDIT NOTE AND AGREEMENT

Between Infinite Group, Inc. and Harry A. Hoyen

Dated September 21, 2017

Whereas: Infinite Group, Inc., (“Company”) a Delaware corporation whose address is 175 Sully’s Trail, Suite 202, Pittsford, NY 14534, ("Borrower") desires to borrow Seventy-Five Thousand dollars ($75,000)

Whereas: Harry A. Hoyen whose address is 12608 Cedar Road, Cleveland Heights, OH 44106 ("Lender"), desires to lend the Company the principal sum of Seventy-Five Thousand Dollars ($75,000.00).

Wherefore: The Borrower and Lender hereunder create this Note and Agreement between Borrower and Lender to memorialize the terms, conditions and consideration to effectuate the foregoing. Throughout the term of this agreement, Borrower shall provide to Lender its written loan request by fax or e-mail message stating the amount of the loan. Lender shall use its best efforts to fund such loan request within two business days of the Borrower’s request and provide payment to Borrower by ACH or wire. On the date the funding has occurred, Lender ender shall notify Borrower’s Corporate Controller by e-mail message of the amount and date of the funding. The outstanding principal balance of such loans shall not exceed $75,000 at any time.

PAYMENT TERMS: Borrower shall pay lender quarterly interest only payments during the term of the loan. Interest payments shall be due to the Lender within ten calendar days from each calendar quarter end. Each quarterly payment of interest shall be adjusted based on the principal outstanding for the actual number of number of days in each period and applying the interest rate.

INTEREST: Interest is calculated at the annual rate of 6% (six percent). The interest rate is adjusted annually, on January 1st of each year, to a rate equal to the prime rate in effect on December 31st of the immediately preceding year, plus one and one quarter percent, and in no event, shall the interest rate be less than 6% per annum. Interest shall be calculated based on the principal balance as may be adjusted from time to time to reflect additional advances and payments of principal made hereunder. Interest on the unpaid balance of this Note shall accrue daily.

DUE DATE: The outstanding principal balance of this Note shall be due and payable January 2, 2023. Borrower shall have the right, at its option and without prior notice to Lender, and without penalty, to prepay all or any part of the outstanding principal amount and accrued interest of this Note at any time.

FEE: In consideration for providing this financing, Borrower shall pay a fee to Lender of 400,000 shares of $.001 par value common stock of the Company on the date of this agreement.

SHARES OFFERED FOR SALE: During the term of this note if the Lender or Lender’s successor offers the Company’s common shares for sale to a third party (not to include shares sold in open market transactions) Lender agrees to provide the Company with the right of first refusal to purchase the common shares on the same terms and conditions.

REGISTRATION RIGHTS: If the Borrower proposes to register any of its $.001 par value common stock (other than pursuant to a Registration on Form S-1 or any successor form), it will give prompt written notice to the Lender of its intention to affect such Registration (the “Incidental Registration”). Within ten business days of receiving such written notice of an Incidental Registration, the Lender may make a written request (the “Piggy-Back Request”) that the Borrower include in the proposed Incidental Registration all, or a portion, of the Registrable Securities owned by the Lender (which Piggy-Back Request shall set forth the Registrable Securities intended to be disposed of by the Lender and the intended method of disposition thereof).

DEFAULT: The Borrower shall be in default of this Note on the occurrence of any of the following events:

(i)
failure of the Borrower to pay the principal amount of this Note together with accrued interest within twenty (20) business days following the Lender’s written notice of default and demand;

(ii)
the Borrower shall be dissolved or liquidated;

(iii)
the bankruptcy of Borrower or the filing by Borrower of a voluntary petition under any provision of the bankruptcy laws; the institution of bankruptcy proceedings in any form against Borrower which shall be consented to or permitted to remain undismissed or unstayed for ninety days; or the making by Borrower of an assignment for the benefit of creditors;

(iv)
the Borrower shall commence any case, proceeding, or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, or any such action shall be commenced against the undersigned;

(v)
the Borrower shall suffer a receiver to be appointed for it or for any of its property or shall suffer a material garnishment, attachment, levy or execution; or

(vi)
the taking of any judgment against Borrower, which judgment is not paid in accordance with its terms, satisfied, discharged, stayed or bonded within ninety (90) days from the entry thereof.

Upon the occurrence of any such Default event (Breach) Lender may demand the entirety of the outstanding amount due from Borrower to Lender.

No failure on the part of Lender to exercise, and no delay in exercising, any of the rights provided for in this Note and Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right.

Borrower agrees to pay all costs and expenses incurred by Lender in enforcing this Note, including without limitation all reasonable attorney’s fees and expenses incurred by Lender.

This Note and Agreement shall be interpreted and construed according to, and governed by, the laws of the State of New York, excluding any such laws that might direct the application of the laws of another jurisdiction. All actions or suits in law or equity arising out of or related to this Note and Agreement shall be litigated in Supreme Court Monroe County, New York.

This Agreement and Note and any exhibits attached hereto constitutes the entire agreement between the parties concerning the subject matter hereof. All prior agreements, discussions, warranties and covenants are merged herein. This Agreement and Note may only be amended in writing and duly executed by all parties.

REMEDIES: Upon default of this Note, Lender may declare the entire amount due and owing hereunder to be immediately due and payable. Lender may also use all remedies in law and in equity to enforce and collect the amount owed under this Note.

Borrower hereby waives demand, presentment, notice of dishonor, diligence in collecting, grace and notice of protest.

RECORDS: Borrower shall maintain records in compliance with generally accepted accounting principles that provide sufficient details of each borrowing, payments of principal and interest, and computations of each periodic payment. Upon Lender’s request, Borrower shall reconcile such records to those of Lender to assure each party is in agreement of the principal amount outstanding, principal paid, interest paid, and interest accrued under the terms of this Note.

This Agreement has been duly and validly authorized, executed and delivered by the Company and this Agreement is the valid and binding agreement of the Company enforceable in accordance with its terms.

IN WITNESS WHEREOF, Borrower and Lender have caused this Note to be executed and delivered as set forth above.

Infinite Group, Inc.

By: _/s/James Villa____________________

James Villa, President

Date: September 21, 2017

Harry A. Hoyen

By: __/s/ Harry A. Hoyen________________

                                                          Date: September 21, 2017